Exhibit 99.1
FOR IMMEDIATE RELEASE:
Frederick’s of Hollywood Group Announces New CEO
New York, New York (February 2, 2009)—Frederick’s of Hollywood Group Inc. (NYSE Alternext US: FOH) (“Company”) today announced that Thomas Lynch has been appointed as the Company’s Chief Executive Officer. Mr. Lynch has been a member of the Company’s board of directors since the completion of its merger in January 2008 with FOH Holdings, Inc., the parent company of Frederick’s of Hollywood.
Mr. Lynch, 40, served as Chief Executive Officer of Fursa Alternative Strategies, LLC, one of the Company’s significant shareholders, from February 2007 to December 2008. Prior to joining Fursa, he was a managing director at Mellon Asset Management and a member of its senior management committee.
Peter Cole, the Company’s Executive Chairman, stated, “We welcome Mr. Lynch to his new position as CEO of Frederick’s of Hollywood Group to oversee the Company’s retail and wholesale divisions. We are confident that with his strong financial, strategic planning and leadership experience, he will lead our company through these challenging economic times and facilitate our continuing efforts to reduce operating expenses, capitalize upon the synergies created from the merger and maximize shareholder value.”
Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports. Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions: the multi-channel retail division and the wholesale division.
About the Retail Division
Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through more than 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com. By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.
About the Wholesale Division
Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada. Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.
CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700